Exhibit 10.41

Enerjex Resources, Inc
4040 Broadway, Suite 508
San Antonio, Texas

November 21, 2017

Alpha Capital Anstalt
c/o LH Financial

510 Madison Avenue

New York, NY 10022

Gentlemen:

Reference is made to that Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), made and entered into as of October 19, 2017 by and among Enerjex Resources, Inc., a Nevada corporation (“Parent”), AgEagle Merger Sub, Inc., a Nevada corporation and wholly-owned subsidiary of Parent, AgEagle Aerial Systems, Inc., a company organized under the laws of Nevada (the “Company”) and Brett Chilcott, CEO of the Company. Capitalized terms used in this letter and not otherwise defined shall have the meanings ascribed to those terms in the Merger Agreement.

1.           The Merger Agreement, among other things, provides that the Parent shall raise gross proceeds of $4,000,000 in common stock or convertible equity prior to the Closing (the “Private Placement”), to provide operating capital for the Company and to meet listing requirements of the NYSE American.

a.           Alpha Capital Anstalt (“Alpha” or “you”) agrees, prior to or at the Closing, to fund the full Private Placement at a pre-money valuation of between US$16 million and US$25 million. In the event any unaffiliated third parties participate in the Private Placement, Alpha’s obligations to fund the Private Placement shall be reduced by such aggregate gross dollar amount funded by such unaffiliated third parties. Alpha’s obligations to fund the full Private Placement shall terminate on March 31, 2018 unless the Merger has previously closed.

b.           The Merger Agreement further provides that at the Closing the Parent shall have satisfied in full all its payables and liabilities. Accordingly, Parent is expected to have no debt or other liabilities at Closing (“Parent’s Zero Liabilities Obligations”).

c.           At or before Closing in an effort to cooperate with the Parent’s Zero Liabilities Obligations, Alpha will convert all debt owed to it by the Parent into equity, either Series C Preferred Stock or another similar security.

d.           Within 45 days of closing the Merger, the combined Company will file a registration statement to register the common shares underlying the Private Placement.

2.            For the commitment to fund the Private Placement, Alpha will receive a fee (the “Commitment Fee”) equal to 2.5% of the Company’s issued and outstanding common stock at closing of the Merger on a fully diluted basis. Such Commitment Fee may be paid in common stock or Series C Preferred Stock, at Alpha’s discretion, and will be included the post-closing registration statement.

3.           The Company agrees that, at no time from the date hereof to the Closing Date, shall it provide or disclose to Alpha any “material non-public information” regarding itself, without the prior consent of Alpha.

4.       Alpha’s obligations pursuant to this letter agreement are subject to the following conditions being met:

a.           the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality, in all respects) when made, on the date hereof and on the closing date of the Private Placement of the representations and warranties of the Company, the Parent and any other party to the Merger Agreement contained in the Merger Agreement (unless as of a specific date therein in which case they shall be accurate as of such date); and

b.           The completion of due diligence to Alpha’s satisfaction, the preparation of definitive documentation to effect such transaction that is mutually satisfactory to each party, including the condition that, subsequent to the date hereof and prior to the closing of such transaction, there shall have been no material adverse developments relating to the business, assets, operations, properties, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole.

5.           Upon the Closing, the Parent covenants to maintain the registration of the common stock of the Parent under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Parent after the date hereof pursuant to the Exchange Act even if the Parent is not then subject to the reporting requirements of the Exchange Act.

6.           No party hereto shall be permitted to assign its rights or obligations under this Agreement without the prior written consent of the other party, except at and after Closing, the Parent may assign any or all of its rights and obligations to the Company without the consent of Alpha. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

7.           This Agreement shall be governed by the laws of the State of New York, without regard to principles of conflicts of laws. In the event of any litigation hereunder, each party hereto agrees to consent to the exclusive jurisdiction of the courts of the State of New York and of the United States located in the County of New York.

8.           This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, of such parties regarding the subject matter of this Agreement.

9.            This Agreement may not be modified or amended in any manner without the prior written consent of all the parties hereto.

10.          This Agreement may be executed and delivered in counterparts, which taken together shall constitute one instrument, and may be executed and delivered by facsimile and, as such, shall be treated as an original.

Please sign where indicated below to confirm your agreement to all of the foregoing provisions.

Very truly yours,

Enerjex Resources, Inc

By: /s/ Louis Schott
Name: Louis Schott
Title:CEO

Agreed to and accepted this 21 day of November 2017:

ALPHA CAPITAL ANSTALT

By: /s/ Konrad Ackermann
Name: Konrad Ackermann
Title: Director